Exhibit 1

AMENDMENT NO. 1 TO

SHARE TENDER AGREEMENT

This AMENDMENT NO. 1, dated as of July 14, 2010 (this “Amendment”), to that certain Share Tender Agreement, dated as of June 4, 2010 (the “Share Tender Agreement”), by and among LQ Acquisition, Inc., an Illinois corporation (the “Purchaser”), and Zions Bancorporation, a Utah corporation (the “Stockholder”). Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Share Tender Agreement.

WHEREAS, the Purchaser and the Stockholder previously entered into the Share Tender Agreement pursuant to which the Stockholder agreed to tender, and the Purchaser agreed to purchase, in each case subject to the terms and conditions of that agreement, the Owned Shares of the Stockholder;

WHEREAS, on June 20, 2010, the Purchaser commenced the Offer;

WHEREAS, effective July 12, 2010, the Purchaser extended the term of the Offer until August 20, 2010; and

WHEREAS, the parties hereto wish to amend the Share Tender Agreement as set forth herein to extend the time in which the Shareholder must tender its Owned Shares to reflect the extended term of the Offer.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Amendments. Effective as of the date first written above, Section 1(b) of the Share Tender Agreement shall be amended and restated in its entirety as follows:

Agreement to Tender and not Withdraw. Subject to the terms of this Agreement, the Stockholder agrees that no later than the close of business, New York City time on July 30, 2010, the Stockholder shall irrevocably tender into the Offer all of the Owned Shares in accordance with the terms of the definitive Offer documents, free and clear of all Liens; provided, however, that the Stockholder will not be obligated to tender any Owned Shares if such tender will subject the Stockholder to liability under Section 16 of the Act. If the Stockholder acquires any Owned Shares after making such tender (or any subsequent tender with respect to the Offer), the Stockholder shall irrevocably tender into the Offer such after-acquired Owned Shares as promptly as practicable after the Stockholder acquires such Owned Shares. The Stockholder agrees that, once Owned Shares are tendered into the Offer, the Stockholder shall not withdraw the tender of such Owned Shares unless (i) the Offer shall have been terminated or shall have expired, in each case, in accordance with the terms of the definitive Offer documents, or (ii) Purchaser shall be in default hereunder or under the definitive Offer documents, or (iii) as may be permitted under Applicable Law.

2. Miscellaneous.

(a) Each party hereto hereby acknowledges and confirms that all references in the Share Tender Agreement to “this Agreement” shall be deemed to refer to the Share Tender Agreement as amended by this Amendment.

(b) Except as expressly amended hereby, the Share Tender Agreement shall remain in full force and effect in accordance with the terms thereof.

(c) This Amendment may be executed in counterparts (including by facsimile or .pdf) (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Amendment provided that receipt of copies of such counterparts is confirmed.

[SIGNATURE PAGES FOLLOW]

The parties have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

LQ ACUISITION, INC.

By:	/s/ Robert S. Bland
Name:	Robert S. Bland
Title:	President & Chief Executive Officer

ZIONS BANCORPORATION

By:	/s/ W. David Hemingway
Name:	W. David Hemingway
Title:	Executive Vice President

[Amendment No. 1 to Share Tender Agreement]